Exhibit 10.04b

MONRO MUFFLER BRAKE, INC.

RETIREMENT PLAN

Amendment No. 2 to April 1, 2013 Restatement

Pursuant to Section 11.1, Monro Muffler Brake, Inc. hereby amends the Monro Muffler Brake, Inc. Retirement Plan, effective as of April 1, 2015, as follows:

1.	Subsection 3.1(e) is replaced with the following new subsection:

(e)Late Retirement.  A Participant may continue working after his or her Normal Retirement Date, but no retirement benefit shall be paid until the earlier of (1) the date the Participant elects to commence retirement benefits following his or her Normal Retirement Date, (2) the date the Participant actually retires, or (3) the April 1 following the calendar year in which the Participant attains age 70½.

2.	Subsection 5.2(i) is replaced with the following new subsection:
(i)

Suspension of Benefits.  A Participant who has commenced receiving Plan benefits and is subsequently reemployed by the Employer shall not be entitled to receive benefits from this Plan during his period of employment with the Employer prior to reaching Normal Retirement Date.

The Committee shall notify each Participant to whom a benefit suspension applies under the preceding paragraph by personal delivery or first class mail during the first month in which payments are withheld that the Participant’s benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a general description and a copy of this Section and a statement that the applicable Department of Labor regulations may be found in section 2530.203-3 of Title 29 of the Code of Federal Regulations.

Benefit payments suspended pursuant to Section 2530.203-3 of the U.S. Department of Labor’s Regulations shall, upon the Employee’s subsequent termination of employment, be resumed no later than the first day of the third month after the Employee ceases to be in “Section 203(a)(3)(B) service” pursuant to such Regulations, and any initial payment on resumption shall include the payment for the month of resumption and amounts withheld between the cessation of “Section 203(a)(3)(B) service” and the resumption of payments.

IN WITNESS WHEREOF, the Employer has caused its duly authorized officer to execute this Amendment on its behalf this 10th day of December, 2015.

MONRO MUFFLER BRAKE, INC.
By:	/s/ Catherine D’Amico
Title:	Chief Financial Officer